1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202-1132
Phone: (303) 573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com
February 12, 2010
Via EDGAR
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-4628

Attn:	H. Roger Schwall Assistant Director Jennifer O’Brien Division of Corporation Finance

Re:	Royal Gold, Inc.
Form 10-K for the Fiscal Year Ended June 30, 2009
Filed August 21, 2009
File No. 001-13357

Definitive Proxy Statement
Filed October 9, 2009
File No. 001-13357
Dear Mr. Schwall:
     Royal Gold, Inc. (the “Company”) hereby acknowledges that it has received comments from the staff of the United States Securities and Exchange Commission (the “Staff”) by letter dated January 29, 2010 with respect to the above-referenced filings (the “Comment Letter”). As discussed with the Staff, the Company currently intends to respond to the Comment Letter by February 19, 2010.
     Please do not hesitate to contact me at the above number if you have any questions regarding this correspondence.

Sincerely,
/s/ Stefan Wenger
Stefan Wenger
Chief Financial Officer